EXHIBIT 4.1

DESCRIPTION OF SHARE CAPITAL

The following information describes our capital stock and provisions of our articles of incorporation, as amended (the “Articles”), and bylaws, as amended (the “Bylaws”). This description is only a summary. You should refer to our Articles and Bylaws, which have been filed with the Securities and Exchange Commission.

Share Capital

Our Articles authorize 275,000,000 shares of capital stock, all with a par value of $0.0001 per share, which consists of:

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250,000,000 shares designated as common stock;
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1 share designated as Series A preferred stock; and
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24,999,999 shares as undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Undesignated Preferred Stock

Subject to the rights of the preferred stockholders set forth in “Series A Preferred Stock; Common Stock-Protective Provisions” below, under the terms of our Articles, our board of directors is authorized to issue shares of our undesignated preferred stock in one or more series without stockholder approval. We have no present plans to issue any shares of additional preferred stock. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until our board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

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restricting dividends on the common stock;
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diluting the voting power of the common stock;
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impairing the liquidation rights of the common stock; or
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delaying or preventing changes in control or management of our company.

Series A Preferred Stock; Common Stock

Voting

Except as set forth below, each holder of Series A preferred stock has the same rights as holders of common stock and shall be entitled to notice of any stockholders’ meeting. They shall also be entitled to vote with the holders of common stock, and not as a separate class, except as may otherwise be required by law. Except as set forth below, each stockholder shall be entitled to one (1) vote for each share of stock outstanding. Except as set forth below or otherwise provided by the law of the State of Nevada, any corporate action to be taken shall be authorized by a majority of the votes cast by the stockholders. There are no cumulative rights to voting.

Each share of Series A preferred stock is entitled to the number of votes calculated as follows:

n = ((Ct / 0.35) - (Ct + Cdp)) / SAt

Where: Ct = The number of shares of common stock outstanding and entitled to vote;

Cdp = The number of shares of common stock outstanding and entitled to vote and held by Daniel Solomita, our President and Chief Executive Officer, and his permitted transferees; and

SAt = The number of shares of Series A preferred stock outstanding.

Additionally, for as long as any shares of Series A preferred stock are outstanding, the holders of Series A preferred stock shall be entitled to elect one director (the “Series A Director”).

Protective Provisions

For as long as any shares of Series A preferred stock are outstanding, the Company must obtain the approval of at least a majority of the holders of the outstanding shares of preferred stock, voting as a separate class, to:

1.
Amend our Articles or, unless approved by our board of directors, including by the Series A Director, amend our Bylaws;
2.
Change or modify the rights, preferences or other terms of the Series A preferred stock, or increase or decrease the number of authorized shares of Series A preferred stock;
3.
Reclassify or recapitalize any outstanding equity securities, or, unless approved by our board of directors, including by the Series A Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);
4.
Authorize or effect any transaction constituting a Deemed Liquidation (as defined in this subparagraph), or any other merger or consolidation of the Company, where a Deemed Liquidation shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary; provided, however , that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Company, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A preferred stock.
5.
Increase or decrease the size of our board of directors as provided in our Bylaws or remove the Series A Director (unless approved by our board of directors, including the Series A Director);
6.
Declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by our board of directors, including the Series A Director);
7.
Redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by our board of directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by our board of directors, including the Series A Director);
8.
Create or amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;
9.
Replace the President and/or Chief Executive Officer of the Company (unless approved by our board of directors, including the Series A Director);

10.
Transfer assets to any subsidiary or other affiliated entity (unless approved by our board of directors, including the Series A Director);
11.
Issue, or cause any subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A preferred stock (unless approved by our board of directors, including the Series A Director);
12.
Modify or change the nature of the Company’s business;
13.
Acquire, or cause a subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by our board of directors, including the Series A Director); or
14.
Sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Company or any subsidiary outside the ordinary course of business (unless approved by our board of directors, including the Series A Director).

Dividends

Subject to the rights of the preferred stockholders set forth in “-Protective Provisions” above, our board of directors shall have full power and discretion, to determine out of legally available funds what, if any, dividends or distributions shall be declared and paid. Dividends may be paid in cash, in property, or in shares of common stock. Shares of common stock and Series A preferred stock are treated equally and ratably, on a per share basis, with respect to any dividend or distribution from the Company. If a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock and Series A preferred stock shall both receive common stock or rights to acquire common stock. No dividends shall be declared or payable in the form of Series A preferred stock.

Liquidation Rights

If there is a liquidation, dissolution or winding up of the Company, holders of our common stock and Series A preferred stock would be entitled to share in our assets remaining after the payment of liabilities equally and ratably, on a per share basis.

Conversion

Voluntary Conversion: Each share of Series A preferred stock shall be convertible into one fully paid and nonassessable share of common stock at the option of the holder.

Automatic Conversion: Each share of Series A preferred stock shall automatically convert into one share of common stock upon the first to occur of (a) a transfer of such share of Series A preferred stock, (b) the death or incapacity of Daniel Solomita, (c) the resignation of Daniel Solomita as an officer of the Company, or (d) the date on which Daniel Solomita ceases to hold, together with his permitted transferees, an aggregate number of the outstanding shares of common stock held by him on February 12, 2016 that are at least equal to seven and one-half percent (7.5%) of the total number of outstanding shares of common stock on February 12, 2016 (as adjusted for any stock splits and stock dividends effected after February 12, 2016).

Other Provisions

Holders of our common stock and Series A preferred stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock or Series A preferred stock.

Listing on the NASDAQ

We have been approved to list our common stock, par value $0.0001 per share, on The Nasdaq Global Market under the symbol “LOOP”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Ave, Brooklyn, NY 11219.

Effect of Certain Provisions of our Articles and Bylaws

The following is a summary of certain important provisions of the Articles and the Bylaws. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of the Articles and the Bylaws.

Articles and Bylaws

Some provisions of our Articles and Bylaws contain provisions that could make the following transactions more difficult:

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acquisition of us by means of a tender offer;
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acquisition of us by means of a proxy contest or otherwise; or
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removal of our incumbent officers and directors.

These provisions, summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

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Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.
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Protective Provisions. The Series A preferred stock has certain protective provisions, as set forth in “-Protective Provisions,” that could have an effect of delaying, deferring or preventing a change in control of the Company.

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